OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219
_______________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2007
_______________

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

United States	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

OCC Charter Number: 24442

1875 Century Park East, Suite 1400
Los Angeles, California 90067
(Address of principal executive offices and zip code)

Bank’s telephone number, including area code: 310-270-9500

Item 4.01 Changes in Registrant's Certifying Accountant.

(a) On July11, 2007, as approved by the Audit Committee, 1st Century Bank, N.A., engaged the accounting firm of Perry-Smith LLP as independent accountants for the Registrant for the first second quarter of 2007 and for the year 2007. The client-auditor relationship between 1st Century Bank, N.A. and Grant Thornton, LLP was terminated on July 11, 2007.

The following is the information required by Regulation S-K, Item 301(a)(1) concerning the termination of Grant Thornton LLP:  Grant Thornton LLP, was terminated. Grant Thornton LLP's report on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to terminate Grant Thornton LLP, was recommended and approved by our Audit Committee. During the two most recent fiscal years and interim periods subsequent to December 31, 2006, there were no disagreements with Grant Thornton LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the two most recent fiscal years and interim periods subsequent to December 31, 2006, there were no "reportable events" as such term is defined in Item 301(a)(1)(v) of Regulation S-K.

We have provided Grant Thornton LLP, a copy of this disclosure, and have requested that it furnish us with a letter addressed to the Commissioner stating whether Grant Thornton LLP, agrees with the statements made by us in this disclosure, and, if not, stating the respects in which it does not agree.

(b) As stated above, Perry-Smith LLP was engaged on July 11, 2007, as our independent public accountants. During the two most recent fiscal years, and the interim periods since December 31, 2006, we did not consult with Perry-Smith LLP, on any issue, nor did Perry-Smith LLP, advise us on any application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a "disagreement" or a "reportable event" (each as defined in Item 301(a)(1) of Regulation S-K).

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 16.1     Letter regarding change in certifying accountant*

 * To be filed upon receipt of response from Grant Thornton LLP

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, the Bank has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Century Bank, National Association

Dated: July 13, 2007	By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer